EXHIBIT 5.1

April 4, 2006
Reliance Steel & Aluminum Co.
350 South Grand Avenue
51st Floor
Los Angeles, California 90071
     Re:      Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as California counsel to Reliance Steel & Aluminum Co. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”), of a Registration Statement on Form S-3 (File No. 333-___) (the “Registration Statement”) relating to the public resale offering by certain selling shareholders of up to 2,248,296 shares of the Company’s common stock (“Securities”).
In so acting, we have examined and relied upon the original or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates, and other instruments, and such factual information otherwise supplied to us by the Company as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.
On the basis of and subject to the foregoing, we are of the opinion that the Securities, when sold pursuant to the Registration Statement and Prospectus contained therein will, under the laws of the State of California, be duly and validly issued, fully paid, and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such opinion, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Lord Bissell & Brook LLP

LORD BISSELL & BROOK llp